Exhibit 6.5

EMPLOYMENT AGREEMENT

This employment Agreement (the “Agreement”), effective February 28 2019, or such earlier date as may be agreed by the parties (the “Effective Date”), is made and entered into by and between Oncolyze, Inc. (the “Company”), and Larry Altstiel, M.D., Ph.D. (the “Executive”).

RECITALS

Whereas, the Company desires to employ the Executive as its Chief Scientific Officer; and

Whereas, the Executive has agreed to accept such employment on the terms and conditions set forth in this Agreement;

Now, therefore, In consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1.            Term of Employment. The Executive’s employment shall commence on the Effective Date and continue until terminated by the Executive or the Company (the “Term of Employment”). During the Term of Employment, the Executive shall be an at-will employee of the Company and the Executive’s employment shall be freely terminable by either him or the Company, for any reason, at any time, with or without “Cause” (as defined below) upon 5 days’ notice, subject to the provisions set forth in Section 8 below.

2.            Position. During the Term of Employment, the Executive shall serve as the Company’s Chief Scientific Officer, working out of the Company’s office and travelling as required by the Executive’s job duties. The Executive shall report to the Chief Executive Officer of the Company, or such other executive as the Board may designate.

3.            Scope of Employment. During the Term of Employment, the Executive shall be responsible for the performance of those duties consistent with the Executive’s position as Chief Scientific Officer, and as outlined in the Position Description contained in Appendix A of this Agreement. The Executive shall perform and discharge faithfully, diligently, and to the best of his ability, his duties and responsibilities hereunder. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

4.            Exclusivity. The Company and Executive agree that the Executive will initially be working for Oncolyze on a part-time, fifty percent (50%) basis. The Executive may seek and accept work with other parties provided that the work (a) does not compete with Oncolyze business and (b) does not create a conflict of interest for the Executive in meeting his obligations to Oncolyze under this agreement. Attached as Appendix B is a list of parties with which the Executive has already engaged or expects to engage in the near future. The Executive may continue working with these parties provided that any current or future work does not (a) compete with Oncolyze business and (b) does not create a conflict of interest for the Executive in meeting obligations to Oncolyze under this agreement. In order to determine if any such work described above meets these criteria, the Executive will promptly inform Oncolyze in writing of any outside work, preferably before he accepts it and in any case within 15 days after accepting it. If Oncolyze requests more information about the work, the Executive will promptly provide it (disclosed to Oncolyze under confidentiality if the outside work is governed by that requirement). If Oncolyze objects to the work, it will promptly notify the Executive in writing and then the Executive and Oncolyze will endeavor to negotiate a resolution that protects Oncolyze interests consistent with the Executive ability to meet the needs of his other clients.

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5.            Compensation. As full compensation for all services rendered by the Executive during the Term of Employment, the Company will provide the following to the Executive:

(a)       Base Salary. Upon initial funding of $10,000,000 or more the Executive shall receive a base salary at the annualized rate of $150,000, paid in equal installments in accordance with the Company’s regularly established payroll procedure (the “Base Salary”).

(b)       Discretionary Bonus. Following the end of each calendar year and subject to the approval of the Board, the Executive may be eligible to receive in that subsequent year a discretionary retention and performance bonus of up to 30% of the Executive’s then current annualized Base Salary, based on the Executive’s performance and the Company’s performance during the applicable calendar year, as determined by the Board in its sole discretion. The Executive must be an active employee of the Company on the date the bonus is distributed in order to be eligible for and to earn any bonus award, as it also serves as an incentive to remain employed by the Company.

(c)       Equity. Subject to the approval of the Board, the Company will grant to the Executive a stock options (the “Options”) under the Company’s Stock Plan (the “Plan”) for the purchase of an aggregate of 2% of the fully diluted shares of common stock of the Company at a price per share equal to the fair market value at the time of Board approval (the “Equity Award”). The Equity Award shall be subject to the following vesting schedule and to the terms of a customary form of agreement evidencing such award: 25% of the Equity Award will become vested on the first anniversary of the Effective Date (or, if for any reason the Effective Date is not the first date of employment with the Company, then the date of hire), and the remaining 75% of the Equity Award will vest in equal monthly installments over the subsequent 36 months (in each case assuming the Executive’s continued employment), for a total of four (4) years of vesting.

(d)       Vacation and Holidays. As a part-time employee initially working on a fifty percent (50%) basis, Executive shall be eligible for up to four (4) weeks of paid vacation per calendar year, prorated in accordance with the Company’s procedures for full-time employees. In addition, the Executive will receive paid time off for four (4) federal holidays per calendar year.

(e)       Benefits. The Executive may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided that the Executive is eligible under (and subject to all provisions of) the plan documents governing those programs. Benefits are subject to change at any time in the Company’s sole discretion.

(f)        Withholdings. All compensation payable to the Executive shall be subject to applicable taxes and withholdings.

6.            Expenses. The Executive shall be entitled to reimbursement by the Company for all reasonable business and travel expenses incurred by him on the Company’s behalf during the course of the Executive’s employment in accordance with applicable Company policy, upon the presentation by the Executive of documentation itemizing such expenditures and attaching all supporting vouchers and receipts. Reimbursement will be made no later than 30 calendar days after the expense is substantiated (which must occur within 30 calendar days after the expense is incurred). The expenses eligible for reimbursement under this provision may not affect the amount of such expenses eligible for reimbursement in any other taxable year, and the right to reimbursement is not subject to liquidation or exchange for another benefit.

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7.            Restrictive Covenant Agreement.      As a condition of the Executive’s employment, the Executive shall execute the Invention and Non-Disclosure Agreement and the Non-Competition and Non- Solicitation Agreement (collectively, the “Restrictive Covenant Agreements”) attached hereto as Exhibits A and B.

8.            Effects of Termination.

(a)       Termination Other Than By Company Without Cause. In the event of any termination of the Executive’s employment other than a termination by the Company without “Cause”, the Company’s obligations under this Agreement shall immediately cease and the Executive shall be entitled to only the Base Salary and unused vacation time that has accrued and to which the Executive is entitled as of the effective date of his separation (the “Accrued Obligations”). The Executive shall not be entitled to any other compensation or consideration, including any bonus not yet paid (whether set forth in Section 5(b) or otherwise), that the Executive may have received had his employment not ended.

(b)       Termination By Company Without Cause. Following the expiration of the Probationary Period of Section 8(e) below, if the Executive’s employment is terminated by the Company without “Cause,” in addition to the Accrued Obligations, and subject to the conditions of this Section 8(b), for a period of three (3) months following the Executive’s date of termination, the Company shall continue to pay to the Executive, in accordance with the Company’s regularly established payroll procedure, the Executive’s Base Salary as severance (the “Severance Benefits”). As a condition of the Executive’s receipt of the Severance Benefits, the Executive must execute and return to the Company a severance and release of claims agreement in a form to be provided by the Company (which will include, at a minimum, a release of all releasable claims and non-disparagement and cooperation obligations) (the “Severance Agreement”), and such Severance Agreement must become irrevocable within 60 calendar days after the Executive’s last day of employment (or such shorter period as may be directed by the Company). Payments will begin in the first pay period beginning after the Severance Agreement becomes binding, provided that if the foregoing 60 day period would end in a calendar year subsequent to the year in which Executive’s employment ends, payments will not begin before the first payroll period of the subsequent year.

(c)       Termination By Company Without Cause Within Six Months Following a Change in Control. If the Executive’s employment is terminated by the Company without Cause within six (6) months following a Change in Control (as defined below), in addition to the Accrued Obligations and Severance Benefits and contingent on the Executive timely entering into the Severance Agreement as set forth in Section 8(b), one hundred percent (100%) of any unvested stock options the Executive may have in the Company as of his termination date will immediately vest and become exercisable in full. For purposes hereof, “Change in Control” means the closing of (i) a sale of all or substantially all of the assets of the Company, or (ii) a stock tender or a merger, consolidation or similar event pursuant to a transaction or series of related transactions in which a third party acquires more than fifty percent (50%) of the equity voting securities of the Company outstanding immediately prior to the consummation of such transaction or series of transactions, and the shareholders of the Company do not retain a majority of the equity voting securities of the surviving entity, other than (x) a merger, conversion or other transaction the principal goal of which is to change the jurisdiction of incorporation of the Company, or (y) an equity security financing for the account of the Company in which capital stock of the Company is sold to one or more investors.

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(d)      Definition of Cause. “Cause” shall mean a finding by the Company that the Executive:

(i)	failed to perform (other than by reason of physical or mental illness or disability for a period of less than three consecutive months or in aggregate less than twenty-six weeks) the Executive’s assigned duties diligently or effectively or was negligent in the performance of these duties, provided that the Executive was given prior written notice of such deficiencies and was granted a reasonable opportunity of not less than fourteen (14) days to correct any such deficiencies;

(ii)	materially breached this Agreement;

(iii)	breached either of the Restrictive Covenant Agreements or any similar agreement between the Executive and the Company;

(iv)	engaged in willful misconduct, fraud, or embezzlement;

(v)	engaged in any conduct that is, or is reasonably likely to be, materially harmful to the business, interests or reputation of the Company; or

(vi)	was convicted of, or pleaded guilty or nolo contendere to, a misdemeanor relating to the Company, any crime involving dishonesty or moral turpitude, or any felony.

(e)     Probationary Period. It is understood and agreed that the first twelve (12) months of employment shall constitute a probationary period during which period the Company may, in its absolute discretion, terminate the Executive’s employment, for any reason without notice or Cause. Executive acknowledges that successful completion of the probationary period does not alter or change the nature of the “at will” employment.

9.            Absence of Restrictions. The Executive represents and warrants that the Executive is not bound by any employment contracts, restrictive covenants or other restrictions that prevent him from entering into employment with, or carrying out his responsibilities for, the Company, or which are in any way inconsistent with any of the terms of this Agreement.

10.           Amendments. Any amendment to this Agreement shall be made in writing and signed by the parties hereto.

11.          Notice. Any notice required to be given, served or delivered to any of the parties hereto shall be sufficient if it is in writing and sent by certified, registered, or overnight mail with proper postage prepaid, telecopier (with receipt confirmed), courier service or personal delivery addressed as follows:

To Executive:

Larry Altstiel

31 Water Street,

Stonington, CT 06378

To Company:

Oncolyze Inc.

Board of Directors

845 UN Plaza, apt. 61b, New York City, NY 10017

or to such other address as a party from time to time may designate by written notice to the other.

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12.          Applicable Law; Jury Trial Waiver. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to the conflict of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within the State of New York), and the Company and the Executive each consents to the jurisdiction of such a court. The Company and the Executive each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

13.          Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

14.          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

15.          Section 409A.

(a)       Six Month Delay. For purposes of this Agreement, a termination of employment means a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). If and to the extent any portion of any payment, compensation or other benefit provided to the Executive in connection with his separation from service (as defined in Section 409A) is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination the Executive hereby agrees that he is bound, such portion of the payment, compensation or other benefit will not be paid before the earlier of (i) the day that is six months plus one day after the date of separation from service (as determined under Section 409A) or (ii) the tenth day after the date of Executive’s death (as applicable, the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to him/her during the period between the date of separation from service and the New Payment Date will be paid to him/her in a lump sum in the first payroll period beginning after such New Payment Date, and any remaining payments will be paid on their original schedule.

(b)       General 409A Principles. For purposes of this Agreement, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A or are paid in a manner covered by Treas. Reg. Section 1.409A-1(b)(9)(iii) will not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor the Executive will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. This Agreement is intended to comply with the provisions of Section 409A and the Agreement will, to the extent practicable, be construed in accordance therewith. Terms defined in the Agreement will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. In any event, the Company makes no representations or warranty and will have no liability to the Executive or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

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16.          Acknowledgment. The Executive states and represents that the Executive has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that the Executive has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

17.          Miscellaneous.

(a)       No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

(b)       The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(c)       In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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Appendix A

Oncolyze, Inc.– Chief Scientific Officer (CSO) Position Description

1)	The CSO will collaborate with the relevant Oncolyze personnel to assemble a Scientific Advisory Board and employ this Advisory Board to define IND enabling studies to support the Oncolyze clinical program

2)	The CSO manage all aspects of the Oncolyze preclinical program including drafting relevant sections of IND, protocol writing, site selection, study execution and monitoring, and regulatory agency interactions.

3)	The CSO will partner with the CEO and the relevant Oncolyze personnel the identification of key potential acquirers/investors for Oncolyze to approach, and participate in all meetings and presentations with these potential acquirers/investors.

4)	The CSO contribute to clinical aspects of the company’s research and development program as requested.

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Appendix B

Parties with which Larry Altstiel has or may seek and accept engagements.

Current: Chief Medical Officer (50% time) Pinteon Inc. Preclinical company developing treatments for neurodegenerative disorders. Alzheimer’s Disease Drug Discovery Foundation Scientific Advisory Board.

Anticipated: Serpin, SAB member.

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In witness whereof, the parties hereto have executed this Agreement.

ONCOLYZE, INC.

By:
Name: Steven Evans, MD
Title: CEO

Date:	February 28, 2019

EXECUTIVE:

Larry Altstiel, M.D., Ph.D.

Date:	8 June 2021

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Exhibit A

INVENTION AND NON-DISCLOSURE AGREEMENT

This Invention and Non-Disclosure Agreement (the “Agreement”) is made between Oncolyze, Inc. (hereinafter referred to collectively with its subsidiaries as the “Company”) and Larry Altstiel, M. D., Ph.D. (the “Employee”). In consideration of the employment or the continued employment of the Employee by the Company, the Company and the Employee agree as follows:

1. Proprietary Information.

(a)      The Employee agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, compound (s) mechanism of action, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. The Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his duties as an employee of the Company) without written approval by an officer of the Company, either during or after his employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

(b)     The Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his duties for the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his employment. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

(c)      The Employee agrees that his obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and his obligation to return materials and tangible property set forth in paragraph (b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee.

2. Developments.

(a)       The Employee will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by him or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).

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(b)      The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this paragraph 2(b) shall not apply to Developments which do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Development is created, made, conceived or reduced to practice and which are made and conceived by the Employee not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment, resources or Proprietary Information. The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 2(b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. The Employee also hereby waives all claims to moral rights in any Developments.

(c)      The Employee agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

3. Other Agreements.

The Employee hereby represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Employee further represents that his performance of all the terms of this Agreement and the performance of his duties as an employee of the Company do not and will not breach any agreement with any prior employer or other party to which the Employee is a party (including without limitation any nondisclosure or non-competition agreement), and that the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

4. Obligations to Third Parties.

The Employee acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions which are made known to the Employee and to take all action necessary to discharge the obligations of the Company under such agreements.

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5. No Employment Contract.

The Employee understands that this Agreement does not constitute a contract of employment and does not imply that his employment will continue for any period of time.

6. Miscellaneous.

(a)      The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(b)      This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in his duties, salary, reporting structure, responsibilities, or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(c)      No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(d)      This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(e)      The Employee acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach or threatened breach of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach without posting a bond and the right to specific performance of the provisions of this Agreement and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

(f)      This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts) and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

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THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

The parties hereto agree that this Agreement shall be effective as of the Effective Date, as set forth in the Employment Agreement between the parties.

Oncolyze Inc.

By:
Name:	Steven J. Evans, M.D.
Title:	CEO

Date:	February 28, 2019

Larry Altstiel, M.D., Ph.D.

Date:	8 June 2021

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Exhibit B

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (the “Agreement”) is made between Oncolyze, Inc. (hereinafter referred to collectively with its subsidiaries as the “Company”), and Larry Altstiel, M.D., Ph.D. (the “Executive”).

For good consideration and in consideration of the employment or continued employment of the Executive by the Company, the Executive and the Company agree as follows:

1. Non-Competition and Non-Solicitation. While the Executive is employed by the Company and for a period of six (6) months following the termination or cessation of such employment for any reason, the Executive will not directly or indirectly:

(a)          Engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held Company) that is competitive with the Company’s business focus of Pin1 isomerase, Pin1 inhibitors, and cis-tau antibodies (“Company’s Business”), including but not limited to any business or enterprise that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided by the Company that falls within the Company’s Business while the Executive was employed by the Company; or

(b)          Either alone or in association with others (i) solicit, or permit any organization directly or indirectly controlled by the Executive to solicit, any employee of the Company to leave the employ of the Company, or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Executive to solicit for employment, hire or engage as an independent contractor, any person who was employed or engaged by the Company at any time during the term of the Executive’s employment with the Company; provided, that this clause (ii) shall not apply to the solicitation, hiring or engagement of any individual whose employment or engagement with the Company has been terminated for a period of six months or longer.

2. Miscellaneous.

(a)          Extension. If the Executive violates any of the provisions of Section 1, the Executive shall continue to be bound by the restrictions set forth in Section 1 until a period of six (6) months has expired without any violation of such provisions.

(b)          Equitable Remedies. The Executive acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach or threatened breach of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Executive agrees that the Company, in addition to such other remedies which may be available, has the right to seek an injunction from a court restraining such a breach or threatened breach without posting a bond and the right to seek specific performance of the provisions of this Agreement and the Executive hereby waives the adequacy of a remedy at law as a defense to such relief.

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(c)          Not Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue his employment for any period of time and does not change the at-will nature of his employment.

(d)          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(e)          Interpretation. If any restriction set forth in Section 1 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(f)           Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(g)          Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(h)          Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts) and the Company and the Executive each consents to the jurisdiction of such a court. The Company and the Executive each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(i)           Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between the Executive and the Company relating to the subject matter of this Agreement. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive. The Executive agrees that any change or changes in his duties, salary, reporting structure, responsibilities, or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(j)           Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

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THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

The parties hereto agree that this Agreement shall be effective as of the Effective Date, as set forth in the Employment Agreement between the parties.

Oncolyze, Inc.

By:
Name:	Steven J. Evans, M.D.
Title:	CEO

Date:	February 28, 2019

Larry Altstiel, M.D., Ph.D.

Date:	8 June 2021

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